Filed pursuant to Rule 433

Registration Statement No. 333-129000

December 4, 2006

Relating to Preliminary Prospectus Supplement

dated December 4, 2006

FEDERATIVE REPUBLIC OF BRAZIL - FINAL PRICING TERMS

Issuer	Federative Republic of Brazil
Transaction	Re-opening of 12.50% Global BRL Bonds due 2022
Ratings	Ba2/BB/BB
Distribution	SEC Registered
Amount Issued	R$750,000,000.00 (brings total size to R$3,000,000,000.00)
Gross Proceeds	US$366,400,193.80 (not including accrued interest)
Coupon	12.50% 30/360-day count basis
Maturity	January 5, 2022
Offering Price	105.875% plus accrued interest from September 13, 2006
Yield to Maturity	11.663%
FX (for Settlement)	2.1672
Underwriting Fee	0.300%
Denominations	R$250,000/R$1,000
Interest Pay Dates	January 5 and July 5
Beginning	January 5, 2007
Settlement Date	December 11, 2006
CUSIP	105756BL3
ISIN	US105756BL31
Bookrunners	Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated
Co-Manager	Banco Itaú Europa S.A.

Underwriting Commitments:	Goldman, Sachs & Co.: R$ 363,750,000.00 Morgan Stanley & Co. Incorporated: R$ 363,750,000.00 Banco Itaú Europa S.A.: R$ 22,500,000.00

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/205317/000119312506245946/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at toll-free 1-866-390-1729 or by calling Morgan Stanley & Co. Incorporated at toll-free 1-866-718-1649 (attention: Global Capital Markets).

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